UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2010

GlobalOptions Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33700	30-0342273
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

75 Rockefeller Plaza, 27th Floor New York, New York		10019
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 445-6262

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                  Entry into a Material Definitive Agreement.

On April 28, 2010, GlobalOptions Group, Inc., a Delaware corporation (the “Company”) announced that on April 23, 2010, the Company and its wholly-owned subsidiary, GlobalOptions, Inc., a Delaware corporation (“GlobalOptions” and collectively with the Company, the “Sellers”), entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Guidepost Solutions, LLC, a New York limited liability company (the “Buyer”), of which Joe Rosetti, a former officer of SafirRosetti is a principal.

Pursuant to the terms of the Purchase Agreement, Sellers will sell to Buyer the Company’s SafirRosetti business unit (“SafirRosetti”) for an aggregate consideration of (i) $3.5 million in cash, subject to certain adjustments, of which $525,000 will be held in escrow for a period of 17 months, (ii) the assumption of substantially all of the liabilities of SafirRosetti which accrue post-closing, (iii) a secured promissory note in the aggregate face amount of $1.75 million, with an interest rate of 0.79% per annum (the “Note”), payable in equal installments at December 31, 2010 and June 30, 2011 and (iv) contingent consideration based on 70% of all of the SafirRosetti transferred account receivables in excess of $1.75 million collected by Buyer between the Closing and the one year anniversary of the Closing.

The Note provides a first priority lien against the transferred accounts receivable of SafirRosetti and the post-closing accounts receivable of Buyer arising from the SafirRosetti business, and a second priority lien against the remaining property of SafirRosetti transferred to Buyer.  In connection with the Note, at the time of the closing of the transactions contemplated by the Purchase Agreement (the “Closing”), the Company, GlobalOptions and Buyer will enter into a Security Agreement and the Company, GlobalOptions, the Buyer and certain other lenders of Buyer will enter into an Intercreditor Agreement.  Buyer will transfer all uncollected account receivables back to the Sellers on June 30, 2011, subject to a purchase right by Buyer.

In the absence of an agreement by the parties to extend, the Purchase Agreement will automatically terminate if the transactions contemplated under it do not close on or before April 30, 2010.  Either party may terminate the Purchase Agreement as a result of the other parties’ material breach of any of their representations, warranties, covenants or agreements under the Purchase Agreement.

Subject to certain exceptions, (i) the Sellers have agreed not to compete with Buyer or solicit any of SafirRosetti’s customers or employees for a period of one year and (ii) the Buyer has agreed not to compete with, or solicit any of the remaining customers or employees of the Sellers’ remaining business units.

The Sellers have also agreed to provide certain transition services to Buyer following the closing of the transactions contemplated in the Purchase Agreement.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement.  The Purchase Agreement is filed herewith as Exhibit 2.1 and is incorporated herein by reference. The Purchase Agreement has been included to provide investors and stockholders with information regarding its terms. It is not intended to provide any other factual information about the Company.  The Purchase Agreement contains representations and warranties that the parties to the Purchase Agreement made to and solely for the benefit of each other, and the assertions embodied in such representations and warranties are qualified by information contained in confidential disclosure schedules that the parties exchanged in connection with signing the Purchase Agreement. Accordingly, investors and stockholders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances, since they were only made as of the date of the Purchase Agreement and are modified in important part by the underlying disclosure schedules.

Item 8.01.                  Other Events.

On April 28, 2010, the Company issued a press release announcing its entry into the Purchase Agreement.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by this reference.

Item 9.01.                  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

2.1	Asset Purchase Agreement by and among GlobalOptions Group, Inc., GlobalOptions, Inc. and Guidepost Solutions, LLC dated April 23, 2010.

99.1	Press Release dated April 28, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 28, 2010	GLOBALOPTIONS GROUP, INC.

	By:	/s/ Harvey W. Schiller
		Name:	Harvey W. Schiller, Ph.D.
		Title:	Chief Executive Officer